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                                                                   [CANTOR LOGO]


      HOWARD LUTNICK, CHAIRMAN OF CANTOR FITZGERALD AND ESPEED, COMMENTS ON

                           WORLD TRADE CENTER TRAGEDY

     NEW YORK - September 12, 2001 6:55 PM Eastern - Cantor Fitzgerald, L.P., eSpeed Inc. (NASDAQ: ESPD) and Tradespark L.P., today issued the following statement by Howard Lutnick, Chairman of Cantor Fitzgerald, regarding the World Trade Center tragedy.

     "All of us are shocked by the terrible events at the World Trade Center, and we are gathering with our families, friends and colleagues to cope with this devastating situation. As many of you know, Cantor Fitzgerald, eSpeed and TradeSpark had offices and significant operations on the top floors of One World Trade Center that employed approximately 1,000 people.

     "Naturally our first priority is the whereabouts and the welfare of our employees and their families. It is clear that we have incurred a heavy loss of life among our colleagues and friends, though we do not at this time have any means of determining with certainty the whereabouts of employees who are missing or unaccounted for. We have identified many New York area employees who are safe. We are working with all authorities and will not give up hope that additional employees will be discovered or rescued. We cannot give further detail on the number of lost employees until we have confirmed information.

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     "At the same time, we wish to reaffirm that our firms will continue the work, success and foundation built by our lost colleagues. We will not allow this tragedy to sway us from our path - while we grieve, we intend to persevere. We remain confident that our systems and technology will perform as our customers have come to expect. Our concurrent computing centers in New Jersey and London are unimpaired. Although the impact on most of our products is in the process of being evaluated, we expect that trading in Treasury and Agency securities and equities with U.S. settlement will resume when the markets reopen, or shortly thereafter, while trading in other domestic U.S. products will be brought back on line as our concurrent computing unit in New Jersey restores systems.

     "We are thankful for the outpouring of support we have received from so many people. With their help, we are doing everything possible to move ahead. We are grateful for each and every employee we have and all of eSpeed, Cantor Fitzgerald and Tradespark join together in prayer and hope for our lost family, friends and colleagues." For updated information please visit www.espeed.co.uk or www.cantorusa.com.


FOR ALL MEDIA CONTACTS:

Edelman Public Relations Worldwide
Jeff Siegel                                 Mike Holloway
212-819-4863                                212-704-4532

ABOUT CANTOR FITZGERALD, L.P.
-----------------------------
Cantor Fitzgerald, L.P. is a financial services firm with operating units that are involved in a variety of market-based business initiatives. From its position as a leading financial intermediary in both the equity and fixed income markets, Cantor has expanded the scope of its business to include portfolio trading, investment banking, financial spread betting, market advisory, energy brokerage, CO2 emissions trading and electronic trading technology. Cantor brings its experience and expertise in the financial markets and its legacy of innovation in technology to benefit institutional investors and traders around the world. Whether creating new products and services or enabling its clients to trade more efficiently and effectively through cutting edge technological solutions, Cantor is reinventing markets every day. For more information about Cantor Fitzgerald visit www.cantor.com.

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ABOUT ESPEED, INC.
------------------
eSpeed, Inc. operates multiple buyer/multiple seller real-time electronic marketplaces. eSpeed's suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial and non-financial products via the Internet or over eSpeed's global private network. eSpeed currently provides the marketplace infrastructure for 48 financial and non-financial instruments, including most of the world's fixed income marketplaces. eSpeed transacts over $200 billion of financial instruments daily and is headquartered in New York City. Additional information on eSpeed is available via the Internet at http://www.espeed.com.

ABOUT TRADESPARK, L.P.
----------------------

TradeSpark, L.P. is a unique partnership formed by: eSpeed, Inc. (NASDAQ: ESPD), a leading interactive electronic marketplace engine for business-to-business
(B2B) e-commerce, Cantor Fitzgerald, one of the world's leading voice brokerages and five of the largest US energy producers/distributors. The TradeSpark energy partners are: Coral Energy, Dominion (NYSE: D), Koch Energy Trading, Inc., TXU Energy Trading, a subsidiary of TXU (NYSE: TXU), and Williams Energy Marketing and Trading Company, a subsidiary of Williams (NYSE: WMB. Active TradeSpark marketplace participants include other major energy companies and including:
Dynegy Inc. (NYSE: DYN) and Entergy (NYSE: ETR).

Statements contained in this Press Release which are not historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the limited operating history of eSpeed, Inc., its expected incurrence of future losses and negative cash flow from operations for the foreseeable future, its ability to enter into marketing and strategic alliances, to effectively manage its growth, to expand the use of its electronic systems, and to induce customers to use its marketplaces and services and other factors that are discussed in eSpeed's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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